ASSIGNMENT AND ASSUMPTION

OF INVESTMENT SUB-ADVISORY AGREEMENT

This Assignment and Assumption of Investment Sub-Advisory Agreement is made as of August 8, 2013, by and between Delaware Management Company (“DMC”) and Delaware Investments Fund Advisers (“DIFA”), each a series of Delaware Management Business Trust, a Delaware statutory trust (“DMBT”).

WHEREAS, DMBT is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended, which currently provides investment advisory services to investment companies registered under the Investment Company Act of 1940, as amended, through DMC;

WHEREAS, Mason Street Advisors, LLC (the “Investment Manager”) serves as the investment adviser to the Domestic Equity Portfolio (the “Portfolio”), a series of Northwestern Mutual Series Fund, Inc., pursuant to an Amended and Restated Advisory Agreement dated April 30, 2012.

WHEREAS, DMC has provided sub-advisory services to the Portfolio pursuant to that certain Investment Sub-Advisory Agreement dated as of August 9, 2012 between DMC, and the Investment Manager (the “Agreement”);

WHEREAS, DMBT has restructured the investment sub-advisory services it provides to certain third party U.S. registered investment companies, or series thereof, including the Portfolio, by consolidating such services with and into DIFA, which is a newly organized series of DMBT (the “Restructuring”); and

WHEREAS, the restructuring does not result in a change of control or management, and thus does not constitute an “assignment” of the Agreement under the Investment Company Act of 1940, as amended.

NOW, THEREFORE, the parties hereto agree as follows:

1. The Agreement previously in effect between DMC and the Investment Manager is hereby assumed in its entirety by DIFA, except that all references to DMC shall be replaced with references to DIFA.

2. DIFA agrees to perform and be bound by all of the terms of the Agreement and the obligations and duties of DMC thereunder.

3. The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption of Investment Sub-Advisory Agreement as of the date set forth above.

DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust		DELAWARE INVESTMENTS FUND ADVISERS, a series of Delaware Management Business Trust

By:	/s/ David P. O’Connor Name: David P. O’Connor Title: Executive Vice President	By:	/s/ David P. O’Connor Name: David P. O’Connor Title: Executive Vice President

ACKNOWLEDGED:

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ Kate M. Fleming Name: Kate M. Fleming Title: President